UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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□ Definitive Proxy Statement

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FORESCOUT TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forescout CEO Blog Post

Partnering with Advent International and Crosspoint Capital Partners to accelerate Forescout’s transformation

By Michael DeCesare

February 6, 2020

Today begins a new chapter in Forescout’s journey as we have entered into an agreement to be acquired by Advent International for $1.9 billion in cash. Advent will be joined by Crosspoint Capital Partners as co-investor and advisor. Once the transaction is complete, Forescout will be a private company again and better positioned to serve our valued customers and partners as the leader in the growing market for device visibility and control.

The Advent and Crosspoint Capital teams, led by Bryan Taylor and Greg Clark, respectively, are ideal partners for Forescout as they have significant experience helping security software companies – like McAfee, Tanium, Symantec and Blue Coat – transform and grow. I’ve had the opportunity to get to know members of this team, and I’m pleased that they share our vision for the company and will help advance our strategic plan. They know Forescout and our market well, and passionately believe in us and our opportunity. They also recognize the value of a talented and dedicated team like ours.

With their backing and support, we will be better able to continue to build on our strengths. As a private company, we will have additional bandwidth to focus on doing what we do best in solving some of the biggest challenges in cybersecurity today as more and more high-risk devices, including IoT and OT, connect to the network.

We believe that our partnership with Advent and Crosspoint Capital will bring benefits to all Forescout stakeholders.

•	For customers, the need for device visibility and control is increasingly important, and this transaction will provide Forescout with the resources and flexibility to accelerate our product innovation, including new and exciting cloud-based and SaaS products. We look forward to partnering with Advent and Crosspoint Capital to continue solving our customers’ evolving security challenges.
•	For technology partners, the transaction will help accelerate our innovation, including collaboration with our valued technology partners. This will allow us to better serve our joint customers.
•	For employees, this transaction is about driving Forescout’s growth and success. We expect this to result in exciting career development opportunities.
•	For shareholders, the transaction provides an immediate, certain and significant cash premium for their investment.

We are excited to have Advent and Crosspoint Capital’s support and look forward to an even brighter future following the close of the transaction, which we expect to occur in the second calendar quarter of 2020. In the meantime, it remains business as usual here at Forescout. Following the change in ownership, we intend to continue operating much as we do today.

I would like to thank our customers, partners, shareholders and, of course, our more than 1,100 employees. As we look ahead, we are confident that this transaction represents is key step forward in helping us build on our strengths.

Additional Information and Where to Find It

Forescout Technologies, Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the acquisition of the Company (the “Transaction”). The Company plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Transaction.

Theresia Gouw, Michael DeCesare, James Beer, David G. DeWalt, Elizabeth Hackenson, Mark Jensen, Kathy McElligott, Enrique Salem and Yehezkel Yeshurun, all of whom are members of the Company’s Board of Directors, and Christopher Harms, the Company’s Chief Financial Officer, are participants in the Company’s solicitation. Other than Messrs. DeCesare and DeWalt, none of such participants owns in excess of one percent of the Company’s common stock. Mr. DeCesare may be deemed to own approximately two percent of the Company’s common stock, and Mr. DeWalt may be deemed to own approximately one percent of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), which was filed with the SEC on April 16, 2019. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, the Company will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction will also be available, free of charge, at the Company’s website (http://www.forescout.com) or by writing to Forescout Technologies, Inc., Attention: Investor Relations, 190 West Tasman Drive, San Jose, California 95134.